UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Citi Trends, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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104 Coleman Boulevard

Savannah, Georgia 31408

(912) 236-1561

May 1, 2019

Dear Citi Trends Stockholders,

You are cordially invited to attend the annual meeting of stockholders of Citi Trends, Inc. to be held at 9:00 a.m., local time, on Thursday, June 6, 2019, at the Embassy Suites Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322. The formal notice of annual meeting appears on the next page.

In addition to the formal items of business to be brought before the meeting, we will be pleased to report on the affairs of the Company.

We look forward to greeting personally those stockholders who are able to be present at the meeting. However, regardless of whether you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, we request that you promptly complete, sign, date and return the enclosed proxy card in the envelope provided.

Very truly yours,

/s/ John S. Lupo
John S. Lupo
Chairman of the Board of Directors

Citi Trends, Inc.

104 Coleman Boulevard

Savannah, Georgia 31408

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 6, 2019

To Citi Trends Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Citi Trends, Inc., a Delaware corporation, which will be held at the Embassy Suites Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322, on Thursday, June 6, 2019, at 9:00 a.m., local time, for the following purposes:

1.

To elect the three nominees named in the attached proxy statement to the board of directors to serve as directors whose terms will expire at the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020; and

4.	To transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 8, 2019, the record date for the annual meeting.

For directions to the meeting, please call the Embassy Suites at (912) 330-8222.

YOUR VOTE IS IMPORTANT. Regardless of whether you plan to attend the meeting in person, please take a few minutes now to complete, sign, date and return the enclosed proxy card so that your shares may be represented and voted at the annual meeting. A return envelope is enclosed for your convenience. No postage need be affixed to the enclosed envelope if mailed in the United States. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee. Regardless of the number of shares you own, your presence by proxy is helpful to establish a quorum and your vote is important.

By Order of the Board of Directors,

/s/ Bruce D. Smith
Bruce D. Smith
President, Chief Executive Officer, and Secretary
May 1, 2019

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on June 6, 2019: The Proxy Statement and our 2018 Annual Report are available at http://ir.cititrends.com/annual-proxy.cfm

2019 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting at the 2019 annual meeting of stockholders.

Annual Meeting of Stockholders

Time and Date:	Thursday, June 6, 2019; 9:00 AM EDT

Location:	The Embassy Suites Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322

Record Date:	Stockholders as of the close of business on April 8, 2019 are entitled to vote.

Admission:	Please see the instructions on page 3 of this proxy statement.

Meeting Agenda and Voting Matters

Proposal	Board’s Voting Recommendation	Page Reference
1. Election of Directors	FOR ALL nominees	7

2. Advisory Vote to Approve Executive Compensation	FOR	35

3. Ratification of Independent Registered Public Accounting Firm Appointment	FOR	39

– PROPOSAL 1 –

Director Nominees for Election

Name	Age	Director Since	Independent	Committees	Other Current Public Co. Boards
Brian P. Carney	58	2007	Yes	AC (Chair), CC, NCGC	0
Barbara Levy	64	2016	Yes	AC, CC, NCGC (Chair)	0
Peter Sachse	61	—	Yes	—	0

AC: Audit Committee	CC: Compensation Committee

NCGC: Nominating and Corporate Governance Committee

Attendance:	Each director nominee who is currently a Board member attended at least 97% of the aggregate applicable Board and committee meetings in 2018.

Corporate Governance Highlights:

Board of Directors:

•   Board composed of a super-majority of independent directors

•   Separate the roles of Chairman and Chief Executive Officer

•   Stockholder approved board declassification phase-in begins — directors elected in 2019 to serve one-year terms

•   Diverse board of directors in terms of background, professional experience and skills

•   Recent board refreshment with four new directors in the past four years

•   Average tenure of our board of directors is 5.7 years

•   Independent directors meet regularly in executive session without management present

•   Committees composed entirely of independent directors

•   Annual board of directors and committee self-evaluations

•   Risk oversight by full board of directors and committees

Stockholder Interest:

•   Majority voting standard for uncontested director elections

•   Annual advisory vote to approve executive compensation

•   Annual vote to ratify independent auditors

•   Company policy against hedging, short-selling and pledging by directors, officers and employees

– PROPOSAL 2 –

Advisory Vote to Approve Executive Compensation

We are requesting that our stockholders approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. This proposal was supported by approximately 98%, 95%, and 99% of the votes cast in each of 2018, 2017, and 2016, respectively. Please see the Compensation Discussion and Analysis, Summary Compensation Table, and other tables and disclosures beginning on page 20 of this proxy statement for a full discussion of our executive compensation program. Below are a few highlights of compensation governance practices.

Our Executive Compensation Practices (What We Do):

•   Stock ownership guidelines have been adopted for the Company’s Chief Executive Officer and directors.

•   A compensation clawback policy is applicable to the Company’s executive officers.

•   A significant portion of named executive officer compensation is performance-based.

•   The Compensation Committee reviews “tally sheets” to understand total compensation calculations in connection with making compensation decisions.

•   Change in control benefits, including the acceleration of equity awards, are “double-trigger” benefits, which require both a change in control and a qualifying termination within a specified period following the change in control.

Executive Compensation Practices Not Implemented (What We Don’t Do):

•   No excise tax gross-ups are provided.

•   Executive officers and directors, through the Company’s anti-hedging policy, are not permitted to engage in certain transactions such as puts, calls or other derivatives relating to the Company’s securities.

•   We have never repriced underwater stock options.

•   We do not pay dividends on unvested stock awards.

– PROPOSAL 3 –

Ratification of Independent Registered Public Accounting Firm Appointment

We are requesting that our stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020. Fees paid to our independent registered public accounting firm over the past two years were as follows:

Type of Fees (Dollars in millions)	2018	2017
Audit Fees	$840,000	$840,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$840,000	$840,000

CITI TRENDS, INC.

104 Coleman Boulevard

Savannah, Georgia 31408

PROXY STATEMENT

Annual Meeting of Stockholders

to be held on June 6, 2019

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation by the board of directors of Citi Trends, Inc. of proxies to be voted at the annual meeting of stockholders on June 6, 2019. This proxy statement, the accompanying proxy card and the annual report to stockholders are being mailed to stockholders on or about May 2, 2019.

The principal executive offices of Citi Trends, Inc., a Delaware corporation, are located at 104 Coleman Boulevard, Savannah, Georgia 31408, and our telephone number is (912) 236-1561.

The terms “Citi Trends” or the “Company” (as well as the words “we,” “us” and “our”) refer to Citi Trends, Inc. References to “you” or “your” refer to our stockholders.

In this section of the proxy statement, we answer some common questions regarding the annual meeting of stockholders and the voting of shares of common stock at the meeting.

Where and when will the annual meeting be held?

The date, time and place of the meeting are: June 6, 2019, at 9:00 a.m., local time, at the Embassy Suites Airport, 145 West Mulberry Boulevard, Savannah, Georgia 31322. For directions to the meeting, please call the Embassy Suites at (912) 330-8222.

Why did you send me this proxy statement?

This proxy statement was prepared under the direction of our board of directors to solicit your proxy for voting at the annual meeting. We sent you this proxy statement and the enclosed proxy card because our board of directors is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the meeting. But you do not have to attend the meeting in order to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card.

What can I vote on at the annual meeting?

The matters scheduled to be voted on at the annual meeting are:

(1)

The election of the three nominees named in this proxy statement to our board of directors to serve as directors and hold office until the annual meeting of stockholders in 2020 and until their successors are duly elected and qualified (“Proposal 1”);

(2)	A non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement (“Proposal 2”); and

(3)	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020 (“Proposal 3”).

How does the board of directors recommend that I vote?

The board of directors unanimously recommends that you vote your shares (i) “FOR ALL” of the board of directors’ nominees named in this proxy statement to be elected to the board of directors, (ii) “FOR” the approval of the non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement, and (iii) “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020.

Who can vote?

You can vote your shares of common stock if our records show that you were the owner of the shares as of the close of business on April 8, 2019, the record date for determining the stockholders who are entitled to vote at the annual meeting. As of the close of business on April 8, 2019, there were a total of 12,125,743 shares of our common stock outstanding and entitled to vote at the annual meeting. You get one vote for each share of common stock that you own. Holders of shares of common stock do not have cumulative voting rights.

What is the required vote for approval of each proposal?

In an uncontested election, nominees for director are elected by a majority of the votes cast at the annual meeting with respect to that director. That means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” In accordance with our bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the board of directors may accept if stockholders do not re-elect that director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the board of directors about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date that the election results were certified, the board of directors would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

In accordance with our bylaws, in a contested election, nominees for director are elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. An election is “contested” if, as of a date that is 14 days in advance of the date we file our definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission (the “SEC”), the number of nominees exceeds the number of directors to be elected.

Approval of the non-binding, advisory resolution to approve the compensation of our named executive officers as set forth in this proxy statement and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm each require the affirmative vote of a majority of the votes cast at the annual meeting.

How are votes counted?

We will hold the annual meeting if stockholders representing the required quorum of shares of common stock entitled to vote either sign and return their proxy cards or attend the meeting in person. One-third of the shares of common stock outstanding and entitled to vote at the meeting present in person or by proxy will constitute a quorum. If you properly return a proxy by one of the methods described below under the question “How do I vote,” your shares will be counted to determine whether we have a quorum.

Votes withheld from director nominees, abstentions and broker non-votes, if any, will be counted as shares present for the purpose of determining a quorum but will not be counted in determining the number of shares voted “FOR” the director nominees or treated as votes cast on any proposal. Abstentions and broker non-votes, if any, will not affect the outcome of any of the proposals scheduled to be voted on at the annual meeting.

A broker non-vote occurs when a bank, broker or other nominee who holds shares for another person returns a proxy but does not vote on a particular item, usually because the nominee does not have discretionary voting authority for that item because that item is not a “routine” matter under applicable rules and the nominee has not received instructions from the owner of the shares.

How do I vote?

Before the annual meeting, stockholders of record may vote their shares by completing, signing and returning the enclosed proxy card in the enclosed postage-paid envelope.

If you hold shares in the name of a broker, your ability to vote those shares depends on the voting procedures used by your broker, as explained below under the question “How do I vote if my shares are held in ‘street name’?”

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on the matters to be considered at the annual meeting. The individuals named and designated as proxies on the proxy card will vote your shares as you instruct. If you do not mark a selection, your proxy will be voted as recommended by our board of directors.

You have the following choices in completing your proxy card:

•	You may vote on each proposal, in which case your shares will be voted in accordance with your choices.

•	In voting on the nominees for director, you can either vote “for” or “against” or “abstain” from voting for each of the nominees listed in Proposal 1.

•

You may vote “for,” “against” or “abstain” on one or more of the Company’s proposals: to approve on a non-binding, advisory basis, the compensation of our named executive officers for 2018; and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020.

•

You may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote (i) FOR each of the nominees named in this proxy statement and on the enclosed proxy card to serve as directors until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified, (ii) FOR the approval of the compensation of our named executive officers for 2018, and (iii) FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020.

How do I vote if my shares are held in “street name”?

If your shares are held in a brokerage account in the name of your broker, a bank or other nominee, that party will give you instructions for voting your shares. Under the rules of the New York Stock Exchange, if you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items such as Proposal 3 (ratification of the appointment of KPMG LLP), but will not be allowed to vote your shares with respect to certain “non-discretionary” items such as Proposal 1 (election of directors) or Proposal 2 (“say on pay”). In the case of non-discretionary items, in the absence of voting instructions, shares subject to such so-called broker non-votes, if any, will not be counted as voted on those proposals and so will have no effect on the vote, but will be counted as present for the purpose of determining the existence of a quorum. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

What if other matters come up at the annual meeting?

The only matters we now know of that will be voted on at the annual meeting are the proposals we have described in this proxy statement: Proposal 1 (election of directors), Proposal 2 (“say on pay”), and Proposal 3 (ratification of the appointment of KPMG LLP). If other matters are properly presented at the annual meeting, the designated proxies will vote your shares in their discretion.

Can I change my mind and revoke my proxy?

Yes, so long as you are the record holder. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to us at or before the annual meeting;

•

provide us with a written notice of revocation dated later than the date of the proxy, which should be delivered to Citi Trends, Inc. c/o American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, at or before the annual meeting; or

•	attend the annual meeting and vote in person—note that attendance at the annual meeting will not revoke a proxy if you do not actually vote at the annual meeting.

If you hold shares in “street name,” you should contact your broker, bank or other nominee regarding any change in voting instructions.

Can I vote in person at the annual meeting rather than by completing the proxy card?

Although we encourage you to vote by completing and returning the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person if you are a stockholder of record on the record date even if you have previously submitted a proxy card. If your shares are held in street name, then you may vote your shares in person only if you have a legal proxy from the entity that holds your shares giving you the right to vote the shares. A legal proxy is a written document from your brokerage firm or bank authorizing you to vote the shares it holds in its name. If you attend the meeting and vote your shares by ballot, your vote at the meeting will revoke any vote you previously submitted by mail.

What do I do if I receive more than one proxy statement and proxy card?

If you receive multiple copies of the same proxy statement or multiple proxy cards, that may mean that you have shares registered in different names or your shares are held in more than one type of account maintained by brokers or by American Stock Transfer and Trust Company (“AST”), our transfer agent. To have all your shares voted, please sign, date and return all proxy cards. We also recommend that you contact your broker and AST to consolidate as many accounts as possible under the same name and address. AST may be contacted at (800) 485-1883.

Who will count the votes?

American Stock Transfer and Trust Company will tabulate the votes.

Who pays for the Company’s solicitation of proxies?

We will pay for the entire cost of soliciting proxies on behalf of the Company. We will also reimburse brokerage houses, banks and other custodians or nominees holding shares in their names for others for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors, officers and employees may solicit proxies on our behalf in person, by telephone, by Internet or by other means of communication. None of these persons will receive any additional compensation for soliciting proxies.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our board of directors currently consists of seven directors, Brian P. Carney, Jonathan Duskin, Laurens M. Goff, Margaret L. Jenkins, Barbara Levy, John S. Lupo and Bruce D. Smith. In accordance with the Company’s bylaws and certificate of incorporation, our board determines the number of directors on our board, but such number cannot be less than five or more than nine. Our board has currently fixed the size of the board at seven members.

At the 2018 annual meeting of stockholders, stockholders approved amendments to the Company’s Second Amended and Restated Certificate of Incorporation to phase out the classification of the terms of our directors and to provide instead for the annual election of our directors. Prior to the amendments, our board of directors was divided into three classes, with each class serving three-year terms. Our Class I directors, Mr. Goff, Ms. Jenkins and Mr. Smith, have terms expiring at the 2021 annual meeting, our Class II directors, Messrs. Carney and Lupo and Ms. Levy, have terms expiring at the 2019 annual meeting, and our Class III director, Mr. Duskin, has a term expiring at the 2020 annual meeting. Now, commencing with this 2019 annual meeting of stockholders, our directors will be elected to one-year terms of office after the current terms of the directors of each class expire at the 2019, 2020 and 2021 annual meetings of stockholders. Beginning with the 2021 annual meeting of stockholders, the entire board of directors will be elected annually by stockholders.

Our board of directors has nominated three persons for election as directors to serve a one-year term expiring at the annual meeting of stockholders held in 2020 or until an earlier resignation or retirement or until their successors are elected and qualify to serve. It is intended that the persons named as proxies in the enclosed proxy card will vote to elect the nominees listed below unless otherwise directed or authority to vote is withheld. Mr. Carney and Ms. Levy each currently serves as a director. Mr. Lupo, our other Class II director with a term expiring at the 2019 annual meeting, is not standing for re-election. The third nominee, Peter Sachse, has also been nominated by our board of directors to be elected at the 2019 Annual Meeting pursuant to the terms of a Settlement Agreement between the Company and Macellum SPV III, LP, certain of its affiliates and Jonathan Duskin. The Settlement Agreement is described in further detail in the section entitled “Agreements with Stockholders,” below.

The nominees have consented to be named in this proxy statement, stand for election and serve as directors if elected. However, if any nominee named herein is unable to serve or for good cause will not serve as a director at the annual meeting, it is intended that shares represented by the enclosed proxy card will be voted for the election of the other nominees named below and may be voted for any substitute nominee designated by our board of directors or, in lieu thereof, our board of directors may reduce the number of directors in accordance with the Company’s Third Amended and Restated Bylaws.

Nominees for Election as Directors

Brian P. Carney. Mr. Carney, age 58, has served as a director since 2007, and is Chairman of the Audit Committee and a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Carney currently serves as Executive Vice President and Chief Financial Officer of Southeastern Grocers, Inc., a grocery retailer, a position he has held since 2005. Prior to that time, Mr. Carney served as Executive Vice President and Chief Financial Officer of Jo-Ann Stores, Inc., a specialty retailer, from 1997 to 2005, as Senior Vice President of Finance of Revco, D.S., Inc., a drug store retailer, from 1989 to 1997, and as an Audit Manager with Arthur Andersen & Co., a public accounting firm, from 1982 to 1989.

On March 23, 2009, BI-LO Holding, LLC, a wholly owned subsidiary of Southeastern Grocers, LLC, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. BI-LO Holding, LLC emerged from Chapter 11 through a plan of reorganization on May 12, 2010. On March 15, 2018, Southeastern Grocers, LLC, entered into a Restructuring Support Agreement with a group of creditors collectively holding 80% of its unsecured notes and its private equity sponsor regarding the terms of a comprehensive financial restructuring. Under the terms of the agreement, Southeastern Grocers, LLC filed pre-packaged plans of reorganization and commenced voluntary cases under Chapter 11 of the U.S. Bankruptcy Code. On May 31, 2018, Southeastern Grocers, Inc. announced that it had successfully completed its financial restructuring and emerged from Chapter 11.

Mr. Carney’s financial, accounting and audit experience with publicly reporting retail companies and a public accounting firm, as well as his performance as a member of the board of directors of Citi Trends, qualifies him to serve on our board of directors. Mr. Carney’s financial background is such that he is considered to be an “audit committee financial expert” as defined by the rules of the SEC and as a result of that and his experiences our board of directors named him Chairman of the Audit Committee.

Barbara Levy. Ms. Levy, age 64, has served as a director since August 2016, and is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee and the Compensation Committee. Ms. Levy has extensive retail experience in traditional, off price, and e-commerce businesses. She served as a Senior Strategy Advisor for ideeli Inc., an online apparel retailer, from July 2010 through October 2012. Ms. Levy focused specifically on building ideeli, Inc.’s merchandising team, devising new strategies for its vendors and brands, and ensuring that the overall merchandising function aligns with the strategic direction of ideeli, Inc. From 1993 through 2007, Ms. Levy served in various merchandising positions, including Executive Vice President, with Ross Stores, Inc., an off-price retailer, overseeing 700 stores and $1.5 billion in sales volume. Ms. Levy was responsible for significantly growing the missy and junior apparel, plus sizes, outerwear, active and accessories businesses at Ross Stores, Inc., while also working extensively with the marketing group, planning and allocation teams, and distribution centers to develop long-term strategies. From 1977 through 1993, she served in various merchandising positions, including Senior Vice President and General Merchandise Manager, with Macy’s, Inc. Ms. Levy has been a member of the Board of Trustees of Lafayette College since 1998. She is presently a member of the Steering Committee, Executive Committee, the Committees on Compensation, Development & Alumni Relations and Grounds and Buildings. She recently served as Vice Chairman of Lafayette College’s $400 million Capital Campaign.

Ms. Levy’s retail merchandising experience described above, her extensive knowledge of and experience in the off-price retail industry, her strong product development knowledge and her performance as a member of the board of directors of Citi Trends, qualifies her to serve on our board of directors. Through her senior executive role with Ross Stores, Inc., Ms. Levy brings the relevant expertise of devising strategies with vendors and brands, and ensuring alignment between the overall merchandising function and the strategic direction of a company. Ms. Levy’s fourteen year tenure at Ross Stores, Inc. provides her with a unique understanding of how to enhance the Company’s competiveness in the off-price retail industry.

Peter R. Sachse. Mr. Sachse, age 61, has served as Director at the Sachse Family Fund, an early stage investor in digital startups, since March 2017. Previously, Mr. Sachse spent 34 years in various positions at Macy’s, Inc., including as the Chief Growth Officer from February 2016 until January 2017, Chief of Innovation and Business Development from February 2015 to February 2016, Chief Stores Officer from February 2012 to February 2015, Chief Marketing Officer from February 2009 to February 2012 (a title which he also held from June 2003 to May 2007), and President of Corporate Marketing from May 2007 to February 2009. Mr. Sachse was also Chairman and Chief Executive Officer of the macys.com division of Macy’s, Inc. from April 2006 to February 2012. Mr. Sachse has served as a director of Mattress Firm since February 2019, and previously served as a director of XO Group Inc., a media and technology company that provides content, tools, products and services for couples who are planning weddings, creating a home, and starting a family, from February 2010 until December 2018 and from October 2006 through April 2007, and as an observer to the board from April 2007 to February 2010. Mr. Sachse also previously served as a director of Charitybuzz Inc., a for-profit internet company that raises funds for nonprofit organizations through online charity auctions with celebrities and brands, from 2012 until 2015. Prior to serving in these roles, Mr. Sachse was President and Chief Operating Officer of The Bon Marche, a department store chain launched in Seattle. He began his retail career with Macy’s, Inc. in Kansas City. He also served as Executive Vice President/General Merchandise Manager at Macy’s East and later as Vice Chair/Director of Stores of Macy’s East.

Mr. Sachse’s substantial experience as an executive of companies with significant operations in the online industry, his financial expertise and his extensive experience in the retail industry make him well qualified to serve on our board of directors.

Our board of directors unanimously recommends that stockholders vote “FOR” each of the nominees listed above on the enclosed proxy card.

OUR BOARD OF DIRECTORS

Directors

Our board of directors currently consists of seven directors, Brian P. Carney, Jonathan Duskin, Laurens M. Goff, Margaret L. Jenkins, Barbara Levy, John S. Lupo and Bruce D. Smith. Our board of directors is currently divided into three classes of directors. At the 2018 annual meeting of stockholders, stockholders approved amendments to the Company’s Second Amended and Restated Certificate of Incorporation to phase out the classification of the terms of our directors and to provide instead for the annual election of our directors. Prior to the amendments, our board of directors was divided into three classes, with each class serving three-year terms. Our Class I directors, Mr. Goff, Ms. Jenkins and Mr. Smith, have terms expiring at the 2021 annual meeting, our Class II directors, Messrs. Carney and Lupo and Ms. Levy, have terms expiring at the 2019 annual meeting, and our Class III director, Mr. Duskin, has a term expiring at the 2020 annual meeting. Now, commencing with this 2019 annual meeting of stockholders, our directors will be elected to one-year terms of office after the current terms of the directors of each class expire at the 2019, 2020 and 2021 annual meetings of stockholders. Beginning with the 2021 annual meeting of stockholders, the entire board of directors will be elected annually by stockholders.

The biographical information for the directors standing for election at the 2019 Annual Meeting is set forth above in Proposal 1 (election of directors). The following sets forth selected biographical information for our other directors.

Continuing Class III Director with a term expiring in 2020.

Jonathan Duskin. Mr. Duskin, age 51, has served as a director since May 2017, and is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Since July 2009, Mr. Duskin has served as the Chief Executive Officer of Macellum Capital Management, LLC, which operates a New York-based pooled investment fund. From 2005 to 2008, Mr. Duskin served as a Managing Director and Partner at Prentice Capital Management, LP, an investment management firm, and from 2002 to 2005, Mr. Duskin served as a Managing Director at S.A.C. Capital Associates LLC, a New York-based hedge fund. From 1998 to 2002, Mr. Duskin served as a Managing Director at Lehman Brothers Inc., an investment bank, and served as Head of Product Management and Chairman of the Investment Policy Committee within the Research Department. Mr. Duskin currently serves on the board of directors of Christopher & Banks Corporation and previously served on the boards of directors of The Wet Seal, Inc., Whitehall Jewelers, Inc. and Furniture.com Inc.

Mr. Duskin’s considerable business, financial services and retail investment expertise, having provided financial services to a variety of public and private companies, as well as his prior service on the boards and committees of public companies and his familiarity with the retail industry, qualifies Mr. Duskin to serve on our board of directors.

Continuing Class I Directors with terms expiring in 2021.

Laurens M. Goff. Mr. Goff, age 46, has served as a director since November 2013, and is Chairman of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Goff is a co-founder and Managing Partner of Stone-Goff Partners, a private equity firm founded in 2010 that is focused on investing in private companies in the lower middle market. Prior to that, he was Managing Partner of Goff Management, a predecessor firm, which he founded in 2007. Mr. Goff began his career in the investment banking division of Furman Selz LLC. He subsequently joined Hampshire Equity Partners, a middle market buyout firm, where he spent over eight years sourcing, executing and managing private equity investments, including Citi Trends prior to its initial public offering in 2005.

Mr. Goff’s extensive business and financial experience described above, as well as his knowledge of Citi Trends attained from serving as a director and through his role at Hampshire where Citi Trends was a portfolio holding prior to the Company’s initial public offering, qualifies him to serve on our board of directors.

Margaret L. Jenkins. Ms. Jenkins, age 67, has served as a director since October 2017, and is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Ms. Jenkins is a retired marketing and advertising executive with extensive experience in consumer marketing and retail advertising. Ms. Jenkins served as a director of PVH Corp., an international apparel manufacturer and retailer, from June 2006 through May 2014. She has also served as Senior Vice President, Chief Marketing Officer of Denny’s Corporation, a restaurant company, from 2002 to 2007 and as Chief Marketing Officer of El Pollo Loco restaurants from 1999 through mid-2002. Ms. Jenkins held several management positions with Taco Bell Corp. and PepsiCo International Foodservice. Her career in advertising included account management of brands such as McDonald’s, Sunny Delight Beverages and the Atlantic Richfield Company (ARCO). Ms. Jenkins is Chair of the Board of Directors of the Prisma Health—Upstate, one of the largest healthcare providers in the Southeast.

Ms. Jenkins’ extensive marketing, advertising and management experience described above, as well as her performance as a director on boards of both public and not-for-profit companies, qualifies her to serve on our board of directors.

Bruce D. Smith. Mr. Smith, age 60, has served as our President, Chief Executive Officer, Secretary and Director since March 2018, our Acting Chief Executive Officer from March 2017 through March 2018, and as our Chief Operating Officer, Chief Financial Officer and Secretary from March 2015 through March 2018. Mr. Smith served as our Executive Vice President and Chief Financial Officer from March 2010 to March 2015 and as our Senior Vice President and Chief Financial Officer from April 2007 to March 2010. From 2005 to March 2007, Mr. Smith served as Executive Vice President, Chief Financial Officer and Treasurer of Hancock Fabrics, Inc. (“Hancock”), a specialty retailer of fabrics and related accessories, and served as the Senior Vice President, Chief Financial Officer and Treasurer of Hancock from 1996 until 2005. From 1991 to 1996, Mr. Smith served as Executive Vice President and Chief Financial Officer of Fred’s, Inc. From 1980 to 1991, Mr. Smith was a Senior Manager with Price Waterhouse (now PricewaterhouseCoopers LLP). Mr. Smith is a certified public accountant.

Mr. Smith’s years of experience with Citi Trends, including his current role as President and Chief Executive Officer, and the retail industry, and his extensive knowledge of the Company, its operations, business, and industry qualify him to serve on our board of directors.

Nomination and Selection of Directors

The Nominating and Corporate Governance Committee identifies and evaluates potential director candidates in a variety of ways. Recommendations may come from current members of our board of directors, professional search firms, members of management, stockholders or other persons. In assessing the qualifications of potential nominees, the Nominating and Corporate Governance Committee may rely on personal interviews or discussions with the candidate and others familiar with the candidate’s professional background, on third-party background and reference checks and on such other due diligence information as reasonably available. The Nominating and Corporate Governance Committee must be satisfied that the candidate possesses the highest professional and personal ethics and values and has broad experience at the policy-making level in business before it would recommend a candidate as a nominee to our board of directors, and the nominee must meet the following minimum qualifications:

•	demonstrates personal integrity and moral character;

•	shows a willingness to apply sound and independent business judgment for the long-term interests of stockholders of the Company;

•	possesses relevant business or professional experience, technical expertise or specialized skills;

•	exhibits personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative board responsive to the Company’s needs; and

•	maintains the ability to commit sufficient time to effectively carry out the substantial duties of a director.

Neither the board nor the Nominating and Corporate Governance Committee has a formal diversity policy with regard to the consideration of diversity in identifying director candidates; however, the charter for the Nominating and Corporate Governance Committee provides that the committee will review candidates’ experience, integrity, competence, skills diversity of experience, gender, race, ethnicity and ages, and dedication in the context of the needs of the board. Accordingly, in connection with its evaluation of each candidate, the committee takes into account how all of these factors pertaining to a candidate may complement or supplement those skills of other board members. This helps to explain how our board, consisting of seven members, represents such a wide range of experiences, including executive, financial, merchandising, retail operations, distribution, marketing and advertising.

The Nominating and Corporate Governance Committee evaluates nominees submitted by stockholders in the same manner as nominees from other sources. Stockholders may recommend nominees for consideration at the annual meeting by submitting the names and supporting information to the Secretary of the Company at: Stockholder Nominations, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. Such submissions must be delivered or mailed to the Secretary and received not less than 90 calendar days and not more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. The submission should include a current resume and curriculum vitae of the candidate, a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission must also include certain information about the stockholder who is submitting the nominee and must comply with all of the requirements set forth in the Company’s bylaws.

Agreements with Stockholders

On April 11, 2019, the Company entered into a Settlement Agreement with Macellum SPV III, LP, Macellum Management, LP, Macellum Advisors GP, LLC, and Jonathan Duskin (collectively, “Macellum”). Macellum beneficially owns approximately 3.8% of the outstanding shares of Company’s common stock. The Settlement Agreement settled the Company’s election contest with Macellum in connection with the 2019 annual meeting.

The Settlement Agreement provides that: (i) John S. Lupo, a member of our board of directors and the current Chairman of the board, will retire and not stand for re-election as a member of our board of directors at the 2019 annual meeting, (ii) the Company will nominate Peter R. Sachse for election to our board of directors at the 2019 annual meeting with a term expiring at the 2020 annual meeting of stockholders of the Company, (iii) the Company will take all such action as is necessary to increase the size of the Board by one member and to appoint an additional independent director (the “New Independent Director”) to fill the vacancy so created upon approval by a majority of our board of directors, with a term expiring at the 2020 annual meeting, no later than September 30, 2019, and (iv) the Company will not nominate more than seven incumbent directors for re-election at the 2020 annual meeting and will take all such action as is necessary to decrease the size of our board of directors to seven members immediately following the 2020 annual meeting, unless our board of directors unanimously agrees that our board of directors should remain at eight directors following the 2020 annual meeting.

In addition, the Settlement Agreement provides that: (a) Macellum will withdraw its director nominations submitted to the Company in connection with the 2019 annual meeting, and will cease all solicitation efforts in connection with the 2019 annual meeting, (b) the Company will reimburse Macellum for its documented out-of-pocket costs, fees and expenses incurred by Macellum in connection with its proxy solicitation activities in connection with the Company’s 2017 annual meeting of stockholders and the 2019 annual meeting in an amount not to exceed $500,000, (c) Macellum will not nominate any candidates for election to our board of directors, participate in any proxy solicitation or take certain other actions with respect to the Company at least until the completion of the 2020 annual meeting; provided, however, that if Mr. Duskin, Mr. Sachse (or any replacement thereof), or the New Independent Director is not nominated for election at the 2020 annual meeting, then such prohibitions shall terminate and will not be effective for the 2020 annual meeting (the “Standstill Period”), and (d) during the Standstill Period, and for so long as Macellum owns at least 3.0% of the Company’s outstanding common stock, in the event Mr. Sachse is unable or unwilling to serve as a director for any reason (other than on account of the failure of Mr. Sachse to be elected at the 2019 annual meeting), Macellum will have the right to select a replacement director, subject to such replacement director meeting certain minimum qualifications and being approved by a majority of our board of directors.

Majority Voting Policy

In an uncontested election, nominees for director are elected by a majority of the votes cast at the annual meeting with respect to that director. That means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the board of directors as a “holdover director.” In accordance with our bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the board of directors may accept if stockholders do not re-elect that director. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the board of directors about whether to accept or reject the resignation, or whether to take other action instead. Within 90 days from the date that the election results were certified, the board of directors would act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it.

In accordance with our bylaws, in a contested election, nominees for director are elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. An election is “contested” if, as of a date that is 14 days in advance of the date we file our definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission (the “SEC”), the number of nominees exceeds the number of directors to be elected. This means that the nominees receiving the highest number of affirmative votes will be elected.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless our board of directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment.

Our board of directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of NASDAQ, the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC. Our board of directors affirmatively determined that all six non-employee directors (Messrs. Carney, Duskin, Goff and Lupo and Mses. Jenkins and Levy) are independent.

Board Leadership Structure

Separate Chairman and CEO

The board has separated the role of Chairman of the board of directors and Chief Executive Officer (“CEO”) since March 2015. Our board of directors does not have a set policy with respect to the separation of the offices of the Chairman and CEO, as the board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the board of directors. Mr. Lupo is currently the Chairman and has served as the Chairman since June 2018. Since Mr. Lupo is not standing for re-election at the 2019 annual meeting, the board of directors has chosen Brian P. Carney to serve as the Chairman effective as of the conclusion of the 2019 annual meeting.

Lead Independent Director

The Company’s Corporate Governance Guidelines provide for the appointment of a lead independent director at any time when the Chairman is not independent. Our board of directors believes that the appointment of a lead independent director and the use of regular executive sessions of the independent directors, along with the board’s independent committee system and majority of independent directors, allow it to maintain effective oversight of management. Our board of directors recognizes that depending on the circumstances, other leadership models might be appropriate. Accordingly, our board regularly reviews and reassesses its leadership structure.

The Company does not currently have a lead independent director, since the Chairman of the board of directors, Mr. Lupo, is an independent director. When there is a lead independent director, he or she would preside at all meetings of our board of directors at which the Chairman is not present, including executive sessions of the independent directors. Our board has adopted guidelines that provide for the lead independent director to fulfill the following functions:

•	Serve as a liaison, as needed, between the directors and the Chairman of the board of directors;

•	Call meetings of the independent directors, when appropriate;

•	If requested by Company management or stockholders, ensure that he or she is available, as appropriate, for consultation with management and/or direct communication with stockholders;

•	Be the focal point for stockholder communications addressed to independent directors;

•	Recommend the retention of outside advisors who report directly to the board of directors as he or she may determine is necessary or appropriate; and

•

Assist in the annual evaluation of the Chief Executive Officer, and, if an officer other than the Chief Executive Officer is serving as Chairman of the board of directors, such other officer. For the officer serving as Chairman of the board of directors, such evaluation shall include an evaluation of such officer’s effectiveness as Chairman of the board of directors and as an officer of the Company and an annual evaluation of his or her interactions with directors and ability to provide leadership and direction to the full board of directors.

Retirement Age Policy and Director Tenure

It is the general policy of the Company that any individual older than 75 years will be ineligible for a position on the board of directors. Additionally, once a sitting member of the board of directors is over the age of 75 he or she is ineligible for re-nomination at the next annual meeting of stockholders.

The board of directors does not believe it is advisable to limit the number of terms for which an individual may serve as a director. Directors who have served on the board of directors for an extended period of time are able to provide valuable insight into the Company’s business based on their experience and understanding of the Company’s history, policies and objectives. The board of directors believes that it can, as necessary, utilize the nominating process to elect or appoint new directors to obtain new ideas and viewpoints regarding the Company’s business and affairs. An individual director’s repeated nomination is dependent upon such director’s performance evaluation, as well as a suitability review, each to be conducted by the Nominating and Corporate Governance Committee regarding each director nomination recommendation. The average tenure of the board of directors is 5.7 years, with four newly appointed directors within the last three years.

Board Risk Oversight

Our management team is responsible for identifying, assessing and managing our exposure to risk, while our board of directors is responsible for providing oversight of risk management. The oversight role performed by our board of directors and its committees includes, among other things, the following:

•	Review of risks associated with our long-term strategic plan and annual budgets;

•

Meetings with various members of management regarding initiatives being undertaken in their respective areas, including, among others, merchandising, real estate, finance, human resources and information services;

•	Private meetings with our independent registered public accounting firm, our Chief Financial Officer, and our Director of Internal Audit and Loss Prevention;

•	Performance of a comprehensive risk assessment, including those significant risk factors discussed in Item 1A of our Annual Report on Form 10-K;

•	Review and approval of our Investment Policy; and

•	Review of legal matters.

Our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each have responsibility for addressing risks inherent within their areas of oversight. In accordance with its charter, the Audit Committee is responsible for assisting the board of directors with its oversight of our overall risk management profile, our financial reporting risks and risks related to data protection and cybersecurity matters. The Compensation Committee’s responsibilities related to risk include ensuring that compensation policies have a fair balance of risk and reward. The Nominating and Corporate Governance Committee’s primary risk-related responsibilities deal with the development and recommendation of appropriate corporate governance guidelines, oversight to ensure compliance with such guidelines, and oversight of the Company’s corporate social responsibility efforts (including the alignment of such efforts with the Company’s overall strategy). Each of the committee chairs regularly reports to the board regarding significant issues addressed.

Board of Directors Committees

The board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised solely of the independent members of our board of directors, Messrs. Carney, Duskin, Goff and Lupo and Mses. Jenkins and Levy.

Audit Committee

The Audit Committee, currently consisting of all six of the Company’s independent directors, reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accounting firm. All members of the Audit Committee satisfy NASDAQ’s audit committee member independence requirements. Mr. Carney is the Chairman of the Audit Committee. The board of directors has determined that Mr. Carney, Mr. Duskin and Mr. Goff each qualify as an “audit committee financial expert” as defined by the rules of the SEC. During fiscal 2018, the Audit Committee met 9 times.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee oversees the Company’s accounting and financial reporting processes, both internal and external, and audits of the Company’s financial statements, on behalf of the board of directors. The principal duties and responsibilities of the Audit Committee, among other things, are to:

•

have direct responsibility for the appointment, selection, compensation, retention, replacement and oversight of the work of our independent registered public accounting firm, including prescribing what services are allowable and approving in advance all services provided by them;

•

evaluate the experience, qualifications and performance of the lead partner of the independent registered public accounting firm and the senior members of the independent registered public accounting firm’s engagement team;

•	discuss with the internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits and the results of their respective audits;

•

review our annual audited financial statements and quarterly unaudited financial statements, and discuss the statements with management and the independent registered public accounting firm and review our earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and rating agencies;

•

review and discuss with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of our internal controls, including our ability to monitor and manage business risk, legal and ethical compliance programs and financial reporting;

•	oversee the Company’s overall risk management profile, including financial risk and risks related to data protection and cybersecurity matters;

•	review and approve all related party transactions consistent with the rules applied to companies listed on The NASDAQ Stock Market; and

•	establish procedures regarding complaints received by us or our employees regarding accounting, accounting controls or auditing matters.

The Audit Committee is required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent registered public accounting firm, or the performance of the internal audit function. The Audit Committee’s work is guided by a written charter which has been approved and adopted by the board of directors. A copy of the current Audit Committee charter is available in the “Investor Relations” section of the Company’s website located at http://www.cititrends.com. The information set forth on this website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of the Company’s other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically so provides.

Compensation Committee

The Compensation Committee, currently consisting of all six of the Company’s independent directors, reviews and determines the compensation and benefits of the Company’s executive officers and administers our incentive and equity-based compensation plans. All members of the Compensation Committee satisfy NASDAQ’s compensation committee member independence requirements. Mr. Goff is the Chairman of the Compensation Committee. The Compensation Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com. During fiscal 2018, the Compensation Committee met 6 times. The principal duties and responsibilities of the Compensation Committee, among other things, are to:

•

review and approve corporate goals and objectives relevant to our CEO’s compensation, evaluate the CEO’s performance in light of these goals and objectives, and determine and approve the CEO’s compensation based on such evaluation;

•	make recommendations to our board of directors regarding compensation for our other executive officers, including the salaries and awards under our incentive compensation plans and equity-based plans;

•	review and administer the Company’s incentive and equity-based compensation plans;

•	review and make recommendations to our board of directors concerning compensation arrangements for non-employee members of our board of directors;

•	oversee, in consultation with management, regulatory compliance with respect to compensation matters;

•	review the Company’s overall compensation systems and determine whether any incentive compensation arrangements encourage excessive risk-taking;

•	review and approve any severance or similar termination payments proposed or made to any of our current or former executive officers; and

•

review and approve any employment contracts or other contractual arrangements resulting in any payment to any employee of the Company proposed to be made as a result of a change in control of the Company.

The Compensation Committee has the discretion to delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee. In addition, the Compensation Committee has delegated limited authority to a committee consisting of our CEO to grant awards under the 2012 Incentive Plan to non-executive employees of the Company. The Compensation Committee has the authority and resources to engage compensation consultants and legal, accounting or other advisors to provide the committee with advice and information in connection with carrying out its responsibilities. The Compensation Committee engaged Korn Ferry (“Korn Ferry” or the “Compensation Consultant”) in 2017 to provide advice on the Company’s executive and director compensation practices.

See “Compensation Discussion and Analysis” elsewhere in this proxy statement for a discussion of the role of the Compensation Consultant and executive officers in the compensation process and further discussion of the processes and procedures of the Compensation Committee. See also “Compensation Committee Report” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of all six of the Company’s independent directors. Ms. Levy is the Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com. During fiscal 2018, the Nominating and Corporate Governance Committee met 5 times. The principal duties and responsibilities of the Nominating and Corporate Governance Committee, among other things, are to:

•	review the composition of our board of directors and committee structure and evaluate the performance of the board, its directors and its committees;

•	identify individuals qualified to become board members, consistent with criteria approved by our board of directors;

•	select and recommend individuals as nominees to serve as directors at annual meetings of our stockholders and nominate individuals to fill any vacancies;

•

develop and recommend to our board of directors a set of corporate governance principles applicable to us and periodically review and assess such corporate governance principles and the Company’s governing documents;

•

review the institutional and other affiliations of our board members and nominees for directors for any potential conflicts of interest and make recommendations to our board of directors with respect to the determination of director independence; and

•

oversee the Company’s corporate social responsibility efforts, including the alignment of such efforts with the Company’s overall strategy and external reporting on matters of interest to the Company’s stakeholders.

Risk and Employee Compensation

We believe that Citi Trends’ compensation policies do not create risks that are reasonably likely to have a material adverse effect on the Company. Instead, we believe that our compensation structure encourages a fair balance of risk and reward. The process undertaken by the board of directors to determine that the compensation policies do not create unnecessary risk includes detailed reviews of the assumptions used in the budget on which annual cash incentives are based. In addition, the board of directors participates in the strategic planning process to ensure that the goals and planned strategies to achieve such goals are aligned between management and the board. As a retail company operating only a one-store concept, we are not subject to many of the issues that cause employees in other industries to take excessive and unnecessary risks in order to maximize their compensation. We believe that the components of our employee-wide compensation program are consistent in form with similar companies. Also, the performance targets for our named executive officers are at the consolidated company level, not at individual division or subsidiary levels, and there is a balance between annual cash incentive compensation and long-term equity incentives to enhance the likelihood that management will not make decisions in the short-term to earn cash incentives at the risk of achieving long-term success.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics applicable to our directors, executive officers (including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions) and employees in accordance with the rules of The NASDAQ Stock Market and the SEC. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in all other public communications;

•	compliance with applicable laws, rules and regulations, including insider trading compliance; and

•	accountability for adherence to the code and prompt internal reporting of violations of the code, including illegal or unethical behavior regarding accounting or auditing practices.

The Code of Business Conduct and Ethics is available on the Company’s website at http://www.cititrends.com. In the event of any amendment or waiver of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, such amendment or waiver will be posted on our website. Our directors, executive officers and employees are required to affirm annually their compliance with the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee serves or has ever served as one of our executive officers or employees. None of our executive officers serves or has ever served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on our board of directors or our Compensation Committee.

Meetings and Attendance

During fiscal 2018, the board of directors and the committees thereof held 37 meetings. Each director attended over 97% of the aggregate of the total number of meetings held by the board of directors and the total number of meetings held by all committees of the board of directors on which he or she served, which meetings were held when he or she was a director and a member of such committees.

We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite, expect and encourage all directors to attend. All of the individuals who were directors at the time of the 2018 annual meeting of stockholders attended such meeting.

Stock Ownership Guidelines for Directors and Executives

In order to align the financial interests of our directors and certain executive officers with the long-term interests of our stockholders, we have Stock Ownership Guidelines (the “Guidelines”). Under the current Guidelines, as amended in March 2017, each of our non-employee directors is expected to retain all of his or her shares of common stock until they attain stock ownership with a fair market value equal to at least three times the annual base cash retainer paid to directors (excluding committee and attendance fees).

Bruce D. Smith, our President and Chief Executive Officer, is similarly expected to retain shares of common stock equal to three times his annual base salary. Shares of common stock owned directly or indirectly count toward meeting the Guidelines; however, shares of unvested time-based restricted stock and unearned performance-based restricted shares do not count.

As of February 2, 2019, each of our non-employee directors, with the exception of Ms. Levy, who joined the board of directors in August 2016, and Ms. Jenkins, who joined the board of directors in October 2017, owned shares with a fair market value in excess of the Guidelines’ requirements and are, therefore, in compliance with the Guidelines. Neither Ms. Levy nor Ms. Jenkins has disposed of any shares of common stock since joining the board of directors, therefore, they are also in compliance with the Guidelines. Mr. Smith owned shares with a fair market value in excess of the Guidelines’ requirements as of February 2, 2019.

Stockholder Engagement

The Company recognizes the value of the views and input of its stockholders. The Company reaches out to and engages with its stockholders on various topics, including corporate governance, compensation, performance, strategy and other matters. We believe that having regular engagement with our stockholders strengthens our relationships with stockholders and helps us to better understand stockholders’ views on our policies and practices and other matters of importance to our business.

Communications with our Board of Directors

Stockholders and other interested parties may communicate directly with our board of directors, the non-management directors as a group or individual directors. All communications should be in writing and should be directed to the Secretary of the Company at: Stockholder Communications, Citi Trends, Inc., 104 Coleman Boulevard, Savannah, Georgia 31408. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication received by the Secretary will be forwarded to the intended recipients.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements, the reporting process, and maintaining an effective system of internal controls over financial reporting. The Audit Committee has adopted a written charter, a copy of which is available in the “Investor Relations” section of the Company’s website at http://www.cititrends.com.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the 2018 fiscal year. The Audit Committee has also discussed with KPMG LLP, the Company’s independent registered public accounting firm during the 2018 fiscal year, the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019 for filing with the SEC.

Submitted by the Audit Committee of the board of directors:

Brian P. Carney, Chairman

Jonathan Duskin

Laurens M. Goff

Margaret L. Jenkins

Barbara Levy

John S. Lupo

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis section of this proxy statement and discussed that disclosure with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2019 annual meeting of stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019.

The undersigned members of the Compensation Committee have submitted this Report to the Board of Directors.

Submitted by the Compensation Committee of the board of directors:

Laurens M. Goff, Chairman

Brian P. Carney

Jonathan Duskin

Margaret L. Jenkins

Barbara Levy

John S. Lupo

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our current executive officers.

Name	Age	Position(s)
Bruce D. Smith	60	President, Chief Executive Officer and Secretary
Ivy D. Council	62	Executive Vice President of Human Resources and Chief Compliance Officer
Stuart C. Clifford	65	Senior Vice President and Chief Financial Officer
James A. Dunn	62	Senior Vice President of Store Operations
Charles D. Crowell	66	Senior Vice President of Supply Chain
Brian D. Lattman	48	Senior Vice President and General Merchandise Manager
Christina K. Short	47	Senior Vice President and General Merchandise Manager

The following sets forth selected biographical information for our executive officers who are not directors.

Ivy D. Council. Ms. Council has served as our Executive Vice President of Human Resources and Chief Compliance Officer since March 2012 and as our Senior Vice President of Human Resources since January 2007. In 2006, Ms. Council served as Vice President of Human Resources for Baja Fresh Restaurants, a division of Wendy’s, Inc. From 2003 to 2006, Ms. Council served as Executive Vice President of Human Resources for Pasta Pomodoro Restaurants and as a director of such entity from 2001 through 2002. Prior to that, Ms. Council served as Senior Vice President of Human Resources for Ross Stores, Inc.

Stuart C. Clifford. Mr. Clifford has served as our Senior Vice President and Chief Financial Officer since March 2018, as our Vice President, Finance since October 2014 and as our Director of Accounting since July 2007. Prior to joining the Company, Mr. Clifford served in various financial and operational positions with Friedman’s Jewelers, from Finance Director in 1992 through Senior Vice President of Store Operations in 2004.

James A. Dunn. Mr. Dunn has served as our Senior Vice President of Store Operations since 2006 and as our Vice President of Store Operations since 2001. From January to April 2001, Mr. Dunn was our Director of Training and Development and from 2000 to 2001, was one of our Regional Managers. Prior to joining the Company, Mr. Dunn was a Store Manager at Staples from 1999 to 2000. Prior to that, Mr. Dunn was a Regional Manager at Dress Barn, where he supervised 77 stores and 10 district managers.

Charles D. Crowell. Mr. Crowell has served as our Senior Vice President of Supply Chain since April 2011. From 2004 to March 2011, Mr. Crowell served as Vice President, Distribution for Hecht’s, a division of May Department Stores Company, and Macy’s, Inc. upon the merger of the two companies. Mr. Crowell served as Vice President, Distribution Services for The Home Depot from 1997 to 2002 where he was responsible for the operations of a worldwide network of 62 distribution facilities. Prior to that, Mr. Crowell served as Vice President of Transportation and Distribution for Best Products.

Brian D. Lattman. Mr. Lattman has served as our Senior Vice President, General Merchandise Manager since March 2018, and as our Vice President, General Merchandise Manager from March 2017 to March 2018. Mr. Lattman served as Divisional Merchandise Manager from the time he joined the Company in August 2016 to March 2017. From June 2013 to August 2016, Mr. Lattman served as President and Chief Merchandising Officer of dELiA*s and Alloy Apparel, online apparel retailers. Mr. Lattman was the President of Merchandising and Sales for Lany Group, a private label apparel manufacturer from 2005 to 2013. Prior to that, Mr. Lattman was the Vice President, Chief Merchandising Officer of Norstan Apparel Shops, a ladies apparel retailer.

Christina K. Short. Ms. Short has served as our Senior Vice President, General Merchandise Manager since March 2018, and as our Vice President, General Merchandise Manager from March 2017 to March 2018. Ms. Short served as Vice President of Planning and Allocation, Divisional Merchandise Manager, from October 2016 to March 2017, and as Vice President of Planning and Allocation from February 2015 to October 2016. From the time Ms. Short joined the Company in March 2013 to February 2015, she was a merchandise buyer. From 2011 to 2013, Ms. Short was a buyer at ideeli Inc., an online apparel retailer, after spending 11 years at TJX Companies, Inc. in various capacities in the merchandise planning, allocation and buying areas.

Each of the executive officers serves at the discretion of the board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we will give an overview and analysis of the material elements of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers, and the material factors that we considered in making those decisions. This information should be read in conjunction with the compensation tables, related narratives and notes contained later in this proxy statement, containing specific information about the compensation earned or paid in fiscal 2018 to the following individuals, whom we refer to as our named executive officers (positions shown are those held by the respective officers during fiscal 2018):

•	Bruce D. Smith, our President, Chief Executive Officer and Secretary,

•	Ivy D. Council, our Executive Vice President of Human Resources and Chief Compliance Officer,

•	Stuart C. Clifford, our Senior Vice President and Chief Financial Officer,

•	Brian D. Lattman, Senior Vice President and General Merchandise Manager, and

•	Christina K. Short, Senior Vice President and General Merchandise Manager.

The discussion below is intended to help you understand the detailed information provided in the compensation tables and put that information into context within our overall compensation program.

Summary of Fiscal 2018

The Company made progress on a number of financial and operational fronts in fiscal 2018. Total sales for the year ended February 2, 2019 increased 1.9% to $770 million, including a 1.6% increase in comparable store sales for the 52 weeks in fiscal 2018 when compared with the same 52-week period of 2017. In addition to sales increases, we exercised tight control over expenses and continued to grow our store base, while also working on several initiatives that are in various stages of providing us with opportunities to improve our merchandising capabilities and reduce our cost structure. Net income in 2018 improved to $21.4 million, or $1.64 per diluted share, compared with $14.6 million, or $1.03 per diluted share in 2017. Even when 2017 net income is adjusted for proxy contest expenses and the impact of tax reform, adjusted net income per diluted share increased 30% to $1.64 per diluted share from $1.26 per diluted share in 2017. Our compensation program is designed to align the interests of management and stockholders and to link Company performance with executive pay, such that the Company’s achievement of challenging financial goals results in payment of annual incentives to our executive officers. While we made progress in a number of areas during 2018, we did not reach our financial goals. Accordingly, as discussed in the “Annual Cash Incentives” section below, we attained 88.2% of our Adjusted EBITDA target, resulting in no cash incentives being paid to our named executive officers.

Adjusted net income per diluted share is a non-GAAP measure. See the reconciliations under “Key Operating Statistics” on page 23 of our Form 10-K for the fiscal year ended on February 2, 2019 for a reconciliation to GAAP net income.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders held on June 6, 2018, approximately 98% of the shares cast were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2018 proxy statement. This is consistent with a pattern of high stockholder approval of our executive compensation program, as 95% or more of the shares cast at each of our three most recent annual meetings were voted to approve the compensation of our named executive officers.

Our board of directors and the Compensation Committee appreciate and value the views of our stockholders and regularly solicit their input on matters such as executive compensation, board composition, and other more general governance topics. In considering the results of the consistently high advisory votes on executive compensation, the Compensation Committee concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong stockholder support.

In light of the very strong stockholder support of the compensation paid to our named executive officers evidenced by the results of this advisory vote, the Compensation Committee decided to retain our general approach to executive compensation and did not make significant changes to our executive compensation programs for 2018. Going forward, future advisory votes on executive compensation, and direct communication with our stockholders on the subject, will serve as an additional tool to guide the Compensation Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.

Objective of Our Compensation Program

In order to maintain a critical advantage in our competitive marketplace, we believe our compensation program should be designed to provide market-competitive compensation and benefits that will enable us to attract and retain a talented, diverse workforce dedicated to the long-term success of the Company. In furtherance of those goals, our compensation program is designed to:

•	enable the Company to attract, retain and motivate a team of high quality executives who will create long-term stockholder value;

•	create opportunities to participate in the ownership of the Company and to share in the value the executives help create, both directly and through managing those that report to them; and

•	provide rewards that are proportional to each executive’s contribution to our success by including an individual component as well as an overall corporate performance component.

Our compensation philosophy emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our management team and the Compensation Committee will continue to develop and refine our compensation philosophy, program and practices over time, with the goal of maximizing stockholder value.

How We Determine and Assess Executive Compensation

Role of the Compensation Committee and Executive Officers

The Compensation Committee plays an integral role in the strategic direction and administration of the compensation structure of the Company. The Compensation Committee and our CEO work together to ensure that the compensation paid to our named executive officers is in line with our compensation philosophy and furthers our long-term goals.

Our CEO recommends to the Compensation Committee base salary, target annual cash incentive amounts and formulas, and long-term equity incentive grants for our executive officers (other than himself), after forming qualitative judgments regarding individual performance within each executive’s areas of direct responsibility, as well as how such performance serves the entire Company, and after having discussions with the Compensation Committee and other members of management regarding appropriate levels of compensation. The Compensation Committee reviews such recommendations and determines whether, in light of our compensation philosophy, the recommended compensation levels are appropriate. This determination includes consideration of recommendations by the Compensation Consultant as described below. Upon such determination, the Compensation Committee formally approves the compensation levels for recommendation to the board of directors. Our CEO is not involved with any aspect of determining his own compensation. The Compensation Committee independently sets the CEO’s total compensation package, taking into account the same factors as for the other executive officers.

Compensation Consultant

The Compensation Committee has the authority to directly engage outside compensation consultants and other experts to assist in fulfilling its duties. As discussed in further detail in the following section, the Compensation Committee engaged Korn Ferry in 2017 to provide an analysis of the Company’s compensation practices and to provide the Compensation Committee with survey data and an update on current compensation trends. The Compensation Committee assessed the independence of the Compensation Consultant against specific criteria under applicable SEC and NASDAQ rules and concluded that no conflict of interest exists that would prevent Korn Ferry from independently advising the Compensation Committee. The Compensation Consultant does not have any relationship or arrangement with the Company other than their engagement as a consultant to the Compensation Committee.

Market Data

Periodically, the Compensation Committee reviews the compensation practices of a group of public companies selected from an industry peer group comprised primarily of specialty apparel retailers that are similar in size to the Company. The latest peer group analysis was conducted in 2017, at which time the peer group used by the Compensation Consultant consisted of the apparel retailers indicated below. The Compensation Committee believes that the companies comprising this peer group represented appropriate comparisons due to the similarity in business and financial characteristics. They were all either direct or tangential business competitors or geographically situated and similarly sized such that we considered them to be competitors for recruitment and retention purposes.

Boot Barn Holdings, Inc.	Hibbett Sports, Inc.
The Buckle Inc.	New York & Company, Inc.
The Cato Corporation	Shoe Carnival, Inc.
Christopher & Banks Corporation	Stage Stores, Inc.
Destination Maternity Corporation	Stein Mart, Inc.
Destination XL Group, Inc.	Tilly’s, Inc.
Five Below, Inc.	Zumiez Inc.
Francesca’s Holdings Corporation

As part of its analysis in 2017, the Compensation Committee also reviewed compensation information provided by the Compensation Consultant from its proprietary 2017 survey of more than 140 retail companies. The Compensation Consultant’s analysis focused on the following areas of compensation:

•	base salary,

•	annual cash incentives,

•	total cash compensation (the sum of base salary and annual cash incentives),

•	long-term equity incentives (a variable incentive vesting over a multi-year period), and

•	total direct compensation (the sum of total cash compensation and long-term equity incentives).

We do not strive to set our executive officers’ targeted total direct compensation at a specific level relative to the median reflected in the Compensation Consultant’s peer group study or retail company survey. Instead, the data is used as a guide and is combined with the experience and judgment of the Compensation Committee’s members to determine the reasonableness of total direct compensation appropriate for each individual within the context of the Company’s performance. The 2017 analysis by the Compensation Consultant indicated that total direct compensation at target levels for the majority of our executive officers was at or below median in relation to the peer group or retail survey, as applicable. The Compensation Committee did not engage a compensation consultant in 2018 prior to the setting of the executive officers’ compensation levels for the year, therefore, it continued to reference the 2017 study referenced herein for purposes of evaluating the compensation of executive officers for 2018.

The allocation of our executive officers’ total direct compensation among base salary, annual cash incentives and long-term equity incentives is based on the Compensation Committee’s judgment, taking into consideration market practices reflected in previous and current peer group and retail surveys, together with a goal of providing a fair balance of risk and reward through an allocation that includes a reasonable mix of both fixed and variable components.

Elements of our Compensation Program

Our executive officer compensation program consists of the following elements: base salary, annual cash incentives, long-term equity incentives, and certain other benefits.

Base Salary

Base salaries fulfill the fixed portion of our compensation program. Base salaries are set annually by the Compensation Committee based on a variety of factors, including peer group information, a qualitative review of the executive’s performance and contributions to the Company during the year and over a number of years, the oversight and direct managerial skills of our executives, and changes in responsibilities, if any. After considering these factors, the Compensation Committee approved adjustments to certain of our named executive officers’ base salaries in March 2018 as shown below:

Name and Principal Position during fiscal 2018	Fiscal 2017 Base Salary Rate	Fiscal 2018 Base Salary Rate	% Change
Bruce D. Smith (1) President and Chief Executive Officer	$500,000	$550,000	10.0%
Ivy D. Council Executive Vice President of Human Resources and Chief Compliance Officer	$311,000	$319,000	2.6%
Christina K. Short (2) Senior Vice President and General Merchandise Manager	$290,000	$310,000	6.9%
Brian D. Lattman (3) Senior Vice President and General Merchandise Manager	$290,000	$310,000	6.9%
Stuart C. Clifford (4) Senior Vice President and Chief Financial Officer	$175,000	$225,000	28.6%

(1)	Mr. Smith’s base salary was increased in connection with his promotion to President and Chief Executive Officer on March 15, 2018.
(2)	Ms. Short’s base salary was increased in connection with her promotion to Senior Vice President and General Merchandise Manager on March 18, 2018.
(3)	Mr. Lattman’s base salary was increased in connection with his promotion to Senior Vice President and General Merchandise Manager on March 18, 2018.
(4)	Mr. Clifford’s base salary was increased in connection with his promotion to Senior Vice President and Chief Financial Officer on March 15, 2018.

Annual Cash Incentives

We measure our overall financial performance based on a number of financial metrics, of which the most important are (1) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (2) Adjusted EBITDA, which is comprised of EBITDA, as adjusted for asset impairment expense, a non-cash charge similar in certain respects to depreciation, and other unusual or non-recurring items, such as costs related to litigation, claim judgments or settlements and proxy contest expenses. We believe the Company’s performance in these areas allows us to effectively evaluate the Company’s success and operational performance in any given year. The Company’s success and performance impacts our compensation decisions with respect to our executive officers. We believe that linking our annual cash incentives to these financial metrics, while providing long-term equity incentives that are earned based on stock price appreciation and financial metrics (as described below), provide an effective and balanced approach to executive compensation that is aligned with the interests of our stockholders.

Our annual cash incentive program provides our executive officers with an opportunity to earn cash awards based on the achievement of our budgeted goal for Adjusted EBITDA. Due to the importance of this financial metric to the annual and long-term success of the Company, we strive to make the achievement of this goal each year to be a meaningful challenge to our executive officers. The budgeted Adjusted EBITDA that represents our goal takes into account many key operating and financial factors, including the following:

•	Store selling square footage;

•	Comparable store sales;

•	Average sales per store;

•	Gross margin;

•	Store and distribution operating expenses as a percentage of sales; and

•	Corporate expenses.

Our CEO recommends a target award (as a percentage of base salary) for each executive officer (other than himself) based on the executive’s position within the Company and consideration of data provided by the Compensation Consultant, and the Compensation Committee determines the appropriate target award for each executive. For fiscal 2018, each executive officer’s target award (as a percentage of base salary) was as follows:

Name	Target Award
Mr. Smith	100%
Ms. Council	65%
Mr. Clifford	50%
Mr. Lattman	50%
Ms. Short	50%

The annual cash incentive program is directly linked to achievement of our budgeted Adjusted EBITDA goals. Items such as unplanned and significant costs related to litigation, claim judgments or settlements and proxy contests are excluded from both the budgeted and actual amounts used in the calculation of Adjusted EBITDA. Since the calculation of cash incentives is based on performance versus budget, the exclusion of items such as these ensures that the inability to accurately budget such items does not positively or negatively influence cash incentives.

Named executive officers can earn between 0% to 200% of their target annual cash incentive based on the actual achievement of Adjusted EBITDA as a percentage of Target Adjusted EBITDA. For 2018, if actual Adjusted EBITDA was equal to 95% of target (threshold performance), then 50% of the target award would be earned, if actual Adjusted EBITDA was equal to 100% of target, then 100% of the target award would be earned, and if actual Adjusted EBITDA was equal to or greater than 120% of target (maximum performance), then 200% of the target award would be earned.

The graph below reflects the various potential payout levels at different levels of performance:

Performance of Adjusted EBITDA

The Compensation Committee believes it is imperative to structure our compensation program such that our executives are rewarded (or held accountable, as the case may be) for annual performance relative to the Company’s goals, and they believe that not paying any cash bonuses in years when the Company does not meet certain minimum thresholds is consistent with this philosophy. Accordingly, if the Company performs well and meets or exceeds its goals for the year, the executives are rewarded, but if the Company doesn’t meet its threshold performance targets, then the executives do not earn annual incentives. This is the epitome of a pay-for-performance linkage.

In 2018, the Target Adjusted EBITDA was $51,374,000, representing a 15.0% increase over 2017’s actual Adjusted EBITDA. Actual Adjusted EBITDA for fiscal 2018 was $45,289,000 (there were no adjustments in 2018 for unusual or non-recurring events), or 88.2% of Target Adjusted EBITDA. Because actual Adjusted EBITDA for fiscal 2018 was less than 95% of Target Adjusted EBITDA, no annual cash incentives were earned by the named executive officers.

Actual awards earned in each of the past three years by our named executive officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table elsewhere in this proxy statement.

Long-Term Equity Incentives

Long-term equity incentive compensation awards are designed to encourage the creation of long-term value for our stockholders by increasing the retention of qualified key employees and aligning the interests of executive officers with our stockholders through the officers’ ownership of equity in the Company.

The dollar value of each equity grant is within the discretion of the Compensation Committee and is based on recommendations made by our CEO (with respect to executives other than himself), which take into account the executive’s past performance, the executive’s position within the Company, and an evaluation of other elements of compensation provided to the executive officer. The Compensation Committee also considers studies performed by the Compensation Consultant to determine the appropriate size of the equity-based awards.

We believe that grants of restricted stock and restricted stock units provide strong incentives for the creation of long-term stockholder value and provide significant retention value for the executives. In 2018, Mr. Smith received long-term equity incentives with a total grant date value equal to approximately 136% of base pay, split equally between (1) restricted shares that vest over three years based on continued future employment with the Company, (2) restricted stock units that vest in increments of 33.3% each if the Company’s stock price averages $30.44; $35.01; and $40.26 over a period of twenty consecutive trading days at any time during the three years after the grant date; and (3) restricted stock units that vest in increments of 33.3% each if the Company’s EBITDA reaches $51,374,000, $59,080,000, and $67,942,000 for a trailing 12-month period at any time during the three years after the grant date. The Compensation Committee felt it important to focus Mr. Smith on driving both financial and market performance of the Company, and that Adjusted EBITDA and stock price are appropriate metrics to measure such performance.

The long-term incentive grants to Mses. Council and Short and Messrs. Clifford and Lattman consisted of time-based restricted shares that vest over three years based on continued future employment with the Company with grant date values determined as a percentage of base pay, equal to 65% for Ms. Council (executive vice president) and 50% for Ms. Short and Messrs. Clifford and Lattman (senior vice presidents). As previously discussed, the grant levels were determined as one of several components designed to achieve the desired total direct compensation; however, they were not set to be at any specific level within our peer group. The vesting periods were determined based on consideration of peer group practices and discussions with the Compensation Consultant.

For more information regarding these long-term incentives granted to our named executive officers in fiscal 2018, please see “Grants of Plan-Based Awards Table for Fiscal Year 2018” and “Outstanding Equity Awards at 2018 Fiscal Year-End Table” and the related footnotes elsewhere in this proxy statement.

Other Benefits

Retirement. We maintain the Citi Trends, Inc. 401(k) Profit Sharing Plan, a tax-qualified, defined contribution employee benefit plan in which a substantial majority of our employees, including the named executive officers, are eligible to participate. We match 50% of employee contributions to the plan, up to a maximum of 4% of an employee’s total calendar year compensation (subject to IRS limits).

Perquisites. During fiscal 2018, the Company reimbursed Ms. Council $52,800 related to the direct costs associated with the sale of her house resulting from her relocation to Savannah, Georgia. Each executive officer also received life/long-term disability insurance coverage. We did not provide any other special benefits or perquisites to our executive officers. We believe these perquisites are reasonable in light of peer group practices. We provide health and welfare benefits to our executive officers on the same basis as we provide to all of our salaried employees.

Employment Agreements and Severance Agreements. We have entered into severance agreements with all of our named executive officers, which provide severance benefits in the event their employment is terminated by the Company without Cause (as defined in the severance agreement) or in connection with a Change in Control (as defined in the severance agreement) of the Company. Each severance agreement provides that if the Company terminates an executive’s employment without Cause or if the executive terminates his or her employment within twelve months of a Change in Control, provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months base salary. The Company provides these involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, the Company provides these benefits to protect the Company against disruption in the event of a Change in Control. We believe that these severance agreements serve as an important retention element of the compensation package provided to these officers and acts to mitigate self-serving behavior during a potential Change in Control by providing a safety net to our executives in the event the employment relationship is severed. The potential severance benefits payable to our named executive officers are described in “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Equity Grant Practices

The Company has a practice of generally making equity awards on pre-established dates. Annual equity awards are presented to the Compensation Committee for approval at a regularly scheduled Compensation Committee meeting, usually held in March of each year. Equity awards are also given to employees throughout the year as they are hired or promoted into positions eligible for those awards. We make decisions on equity grants based solely on our compensation and retention objectives and our established measurements of the value of these awards.

Stock Ownership Guidelines

As described above under “Stock Ownership Guidelines for Directors and Executives” in “Board of Directors and Committees of the Board of Directors,” our CEO is expected to retain all shares of common stock (except for shares withheld to pay withholding taxes) until such point that the owned stock has a fair market value equal to at least three times annual base salary.

Compensation Recoupment (“Clawback”) Policy

In November 2014, our board of directors adopted the Citi Trends, Inc. Compensation Recoupment Policy (the “Clawback Policy”). Pursuant to the Clawback Policy, in the event of a restatement of the Company’s financial results as a result of material non-compliance with financial reporting requirements, the Compensation Committee will review the incentive compensation, including equity awards and non-equity incentive compensation, that the Company’s executive officers received or realized based on the erroneous financial results reported by the Company (“covered compensation”). If any covered compensation would have been lower had the covered compensation been calculated based on the Company’s restated financial results, the Compensation Committee will, as and to the extent it deems appropriate and as permitted by applicable law, recoup any portion of covered compensation paid to certain executives in excess of what would have been paid based on the restated financial results. The Compensation Committee shall seek recovery from any executive officer whose misconduct is determined by the Compensation Committee to have caused or contributed to the requirement for the restatement, unless the Compensation Committee determines that the cost of recovery would exceed the amount sought to be recovered. The Clawback Policy applies to all current and former executive officers of the Company.

The Clawback Policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Anti-Hedging Policy; Policy on Pledging

We have an insider trading policy that sets forth guidelines and restrictions applicable to transactions involving our stock by our directors, officers and employees. Among other things, this policy prohibits our directors, officers and employees from engaging in purchases or sales of puts, calls, options or other derivative securities based on the Company’s securities. These hedging transactions are prohibited because they would allow directors, officers and employees to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its stockholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its stockholders at the time it is conveyed. The insider trading policy also prohibits directors and officers from engaging in short sales of the Company’s securities.

Our insider trading policy, which is available on our corporate website at http://www.cititrends.com, prohibits any pledging of the Company’s securities as collateral for a loan by a director or executive officer.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to a company’s named executive officers. Prior to enactment of the Tax Cuts and Jobs Act of 2017, this limitation generally did not apply to compensation paid to the chief financial officer or to compensation paid based on achievement of pre-established performance goals if certain requirements were met.

In prior years, in connection with making decisions on executive compensation, the Compensation Committee took into consideration the provisions of Section 162(m), with the intent to maximize the effectiveness of our compensation programs by taking into consideration the requirements of performance-based compensation under Section 162(m), while also maintaining flexibility and reserving the right to award non-deductible compensation as it deemed appropriate.

With the repeal of the exemption from Section 162(m)’s deduction limit for performance-based compensation, effective for taxable years beginning on or after January 1, 2018, compensation paid to our covered executive officers in excess of $1 million will not be deductible, except for certain arrangements in place as of November 2, 2017 that qualify for transition relief under the new 162(m) rules.

2018 Fiscal Year Compensation Tables

Summary Compensation Table

The following table sets forth the cash and other compensation that we paid to our named executive officers, or that was otherwise earned by our named executive officers, for their services in all capacities during fiscal years 2016, 2017 and 2018. Fiscal 2018 and fiscal 2016 were each comprised of 52 weeks, while fiscal 2017 was comprised of 53 weeks.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Bruce D. Smith (4)	2018	544,616	—	637,028	—	6,258	1,187,902
President and Chief Executive Officer	2017	503,739	—	450,100	575,447	4,869	1,534,155
	2016	459,039	—	283,861	—	4,612	747,512
Stuart C. Clifford (5)	2018	219,791	—	112,523	—	8,522	340,836
Senior Vice President and Chief Financial Officer
Ivy D. Council	2018	318,796	—	207,368	—	56,364	582,528
Executive Vice President of Human Resources and Chief Compliance Officer	2017	316,981	—	202,150	241,771	8,348	769,250
	2016	310,519	—	202,150	—	8,619	521,288
Christina K. Short (6)	2018	308,462	—	155,020	—	5,502	468,984
Senior Vice President and General Merchandise Manager
Brian D. Lattman (6)	2018	308,462	—	155,020	—	810	464,292
Senior Vice President and General Merchandise Manager

(1)

Reflects the grant-date fair value of restricted stock awards granted to named executive officers and performance-based restricted stock units granted to Mr. Smith, computed in accordance with FASB ASC Topic 718. The fair value of time-based grants of restricted stock is based on the closing price of the Company’s common stock on the date of grant, and the fair value of performance-based grants of restricted stock units is estimated using a lattice model with the following assumptions for 2018: (1) risk-free rate of return: 2.49%; (2) volatility: 41%; and (3) term: three years. The aggregate grant date fair value of the performance-based RSUs awarded to Mr. Smith, assuming the highest level of performance will be achieved, is $499,998.

(2)	Reflects the value of cash incentive compensation earned under our annual cash incentive program.
(3)

All Other Compensation in 2018 for Ms. Council includes reimbursement of the $52,800 commission on the sale of her house in connection with her relocation to Savannah, Georgia. Additionally, 2018 All Other Compensation includes amounts for each officer related to life and long-term disability insurance coverage and amounts representing the Company’s 401(k) matching contributions, to the extent the officers participate in such programs.

(4)	Mr. Smith was promoted to President and Chief Executive Officer on March 15, 2018. Mr. Smith served as Acting Chief Executive Officer from the beginning of the year up to March 15, 2018.
(5)	Mr. Clifford was promoted to Senior Vice President and Chief Financial Officer on March 15, 2018. Mr. Clifford served as Vice President, Finance from the beginning of the year up to March 15, 2018.
(6)

Ms. Short and Mr. Lattman were both promoted to Senior Vice President, General Merchandise Manager on March 18, 2018. Both served as Vice President, General Merchandise manager from the beginning of the year up to March 18, 2018.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K under the Exchange Act, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of Bruce D. Smith, our President and Chief Executive Officer. The pay ratio figures below are considered to be a reasonable estimate, calculated in a manner that is consistent with the requirements of Item 402(u) of Regulation S-K.

For the fiscal year ended February 2, 2019, our last completed fiscal year:

•	annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $15,800;

•	annual total compensation of our CEO was $1,187,902.

Accordingly, for fiscal year 2018, the ratio of CEO pay to median employee pay (other than the CEO) was 75:1.

Determining the Median Employee

Employee Population:

The Company used our employee population data as of February 2, 2019 as the reference date for identifying our median employee. As of such date, our employee population consisted of 5,506 individuals, over 90% of which were hourly employees, and all of whom were located in the United States. For purposes of the pay ratio calculation our employee population consists of all full- and part-time employees at all locations.

Methodology for Determining Our Median Employee, Compensation Measure and Annual Total Compensation of Median Employee:

In identifying the median employee from our employee population, we chose gross pay for the final payroll in fiscal 2018 as our consistently applied compensation measure. We then annualized the compensation of all full-time and part-time permanent employees who were employed in said pay period (ended February 2, 2019). We did not make any cost-of-living adjustments. With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The median employee’s compensation includes items shown in the Summary Compensation Table above, primarily base pay, bonus, company 401(k) contributions and other compensation.

Annual Total Compensation of CEO

As noted above, Mr. Smith was promoted from Acting Chief Executive Officer to President and Chief Executive Office on March 15, 2018. We calculated the annual total compensation of Mr. Smith for purposes of this CEO pay ratio disclosure by including the compensation Mr. Smith earned for the entire year in which he served in either capacity.

Grants of Plan-Based Awards Table for Fiscal Year 2018

The following table sets forth the individual grants of awards made to each of our named executive officers during fiscal year 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold	Target	Maximum	Threshold	Target		Maximum
		($)	($)	($)	(#)	(#)		(#)
Mr. Smith		275,000	550,000	1,100,000
	3/20/18								8,401	250,014
						8,400	(4)			137,000
						8,401	(5)			250,014
Mr. Clifford	3/20/18	56,250	112,500	225,000					3,781	112,523
Ms. Council	3/20/18	103,675	207,350	414,700					6,968	207,368
Ms. Short	3/20/18	77,500	155,000	310,000					5,209	155,020
Mr. Lattman	3/20/18	77,500	155,000	310,000					5,209	155,020

(1)

Represents threshold, target and maximum payout values pursuant to our annual cash incentive program for fiscal year 2018 performance. For more information on our annual cash incentive program, see the description contained in the “Compensation Discussion and Analysis” elsewhere in this proxy statement. In each case, the actual amount earned pursuant to our annual cash incentive program by each named executive officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)

Represents awards of time-based restricted stock under the 2012 Incentive Plan, which vest in three equal installments on the first three anniversaries of the grant date. The restricted stock was granted pursuant to a form of award agreement which is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 28, 2012.

(3)

Reflects the grant-date fair value of restricted stock awards and restricted stock units computed in accordance with FASB ASC Topic 718. The fair value of time-based grants of restricted stock is based on the closing price of the Company’s common stock on the date of grant, and the fair value of performance-based grants of restricted stock units is estimated using a lattice model with the following assumptions: (1) risk-free rate of return: 2.49%; (2) volatility: 41%; and (3) term: three years.

(4)

Reflects the target payout level of performance-based restricted stock units that vest in 33.3% increments if the Company’s stock price averages $30.44, $35.01 and $40.26 over a period of twenty consecutive trading days at any time during the three years following the grant date.

(5)

Reflects the target payout level of performance-based restricted stock units that vest in 33.3% increments if the Company’s EBITDA exceeds $51,374,000, $59,080,000 and $67,942,000 for a trailing twelve-month period at any time during the three years following the grant date.

Employment Agreements

Letter agreements with Mr. Smith (March 2007) and Ms. Council (December 2006) provided for an annual gross starting salary of $250,000 and $200,000, respectively, and participation in our annual bonus plan. Mr. Smith’s letter agreement was superseded by his new letter agreement (March 2018) that he received upon being named President and Chief Executive Officer. The letter agreements may be terminated by the executive or us at any time for any reason or no reason. See “Potential Payments Upon Termination or Change in Control” for further information concerning severance agreements and employment non-compete, non-solicit and confidentiality agreements between the Company and each of the named executive officers.

Outstanding Equity Awards at 2018 Fiscal Year-End Table

The following table provides information concerning unvested restricted stock and restricted stock units outstanding as of February 2, 2019 for each of our named executive officers.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Mr. Smith	8,401	(2)	171,296	5,601	(6)	114,204
	5,000	(3)	101,950	8,400	(7)	171,276
	6,581	(4)	134,187
	3,467	(5)	70,692
Mr. Clifford	3,781	(2)	77,095
	2,190	(4)	44,654
	1,088	(5)	22,184
Ms. Council	6,968	(2)	142,078
	7,230	(4)	147,420
	3,809	(5)	77,666
Ms. Short	5,209	(2)	106,212
	755	(3)	15,394
	3,405	(4)	69,428
	1,728	(5)	35,234
Mr. Lattman	5,209	(2)	106,212
	679	(3)	13,845
	1,874	(4)	38,211
	2,511	(8)	51,199

(1)	Market value is based on the closing stock price of $20.39 on February 1, 2019, the last trading day of our 2018 fiscal year.
(2)	Restricted shares were awarded on March 20, 2018 under the 2012 Incentive Plan and vest in three equal installments on the first three anniversaries of the grant date.
(3)	Restricted shares were awarded on March 22, 2017 under the 2012 Incentive Plan and vest in three equal installments on the first three anniversaries of the grant date.
(4)	Restricted shares were awarded on March 14, 2017 under the 2012 Incentive Plan and vest in three equal installments on the first three anniversaries of the grant date.
(5)	Restricted shares were awarded on March 15, 2016 under the 2012 Incentive Plan and vest in three equal installments on the first three anniversaries of the grant date.
(6)

Restricted stock units were awarded on March 20, 2018 under the Citi Trends, Inc. 2012 Incentive Plan. These units are payable in shares of Common Stock and will be earned and vest based on the achievement of an average closing price of the Company’s Common Stock equaling or exceeding certain threshold amounts for 20 consecutive trading days. The restricted stock units expire if the threshold amounts are not reached prior to March 20, 2021.

(7)

Restricted stock units were awarded on March 20, 2018 under the Citi Trends, Inc. 2012 Incentive Plan. These units are payable in shares of Common Stock and will be earned and vest based on the achievement of the Company’s EBITDA for the trailing 12-month period equaling or exceeding certain threshold amounts. The restricted stock units expire if the threshold amounts are not reached prior to March 20, 2021.

(8)	Restricted shares were awarded on August 29, 2016 under the 2012 Incentive Plan and vest in three equal installments on the first three anniversaries of the grant date.

Option Exercises and Stock Vested Table for Fiscal Year 2018

The following table sets forth information concerning each vesting of restricted stock during the last completed fiscal year for each of the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Smith	22,269	638,246
Mr. Clifford	2,892	70,482
Ms. Council	10,018	244,773
Ms. Short	4,973	123,708
Mr. Lattman	3,788	111,508

(1)	Reflects the fair market value of the shares on the vesting date.

Potential Payments Upon Termination or Change in Control

As discussed in the “Other Benefits” section of the “Compensation Discussion and Analysis,” the Company has entered into severance agreements with each of the named executive officers. Each severance agreement provides that if the Company terminates an executive’s employment without Cause (as defined in the severance agreement) or if the executive terminates his or her employment within twelve months of a Change in Control (as defined in the severance agreement), provided that within such period the executive’s job duties have been materially diminished or compensation has been materially decreased, the Company will provide the executive with separation payments of twelve months base salary, and will pay the executive the full monthly cost, less applicable tax withholdings, to maintain the same level of group health insurance maintained by the executive as of his separation from service for twelve months.

“Cause” generally means (i) commission of an act of fraud or dishonesty; (ii) conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude; (iii) engaging in willful or reckless misconduct or gross negligence in connection with Company property or activities which adversely affects the Company; (iv) material breach of any obligations as an employee or stockholder as set forth in certain Company policies; or (v) failure or refusal to perform any material duty or responsibility or a breach of fiduciary obligations to the Company.

The Company has also entered into an Employment Non-Compete, Non-Solicit and Confidentiality Agreement with each of the named executive officers. Each non-compete agreement provides that upon a separation from the Company, the executive will not disclose confidential information relating to the Company, will not compete with the Company or render similar services to a competitor of the Company for a period of one year, will not solicit any vendor or supplier of merchandise to the Company on behalf of a competitor for a period of eighteen months and will not recruit Company personnel for a period of two years.

Pursuant to the terms of our 2012 Incentive Plan, and/or the applicable award agreements, all outstanding options and unvested time-based restricted stock will become 100% vested upon the occurrence of a change in control. The following table summarizes the approximate value of the payments and benefits that each of our named executive officers would receive if the Company had terminated such executive’s employment at the close of business on February 2, 2019 or if a change in control of the Company had occurred as of such date. The amounts shown in the table exclude distributions under our 401(k) retirement plan that are generally available to all of our salaried employees.

	Mr. Smith	Mr. Clifford	Ms. Council	Ms. Short	Mr. Lattman
Termination By Company Without Cause (Not in Connection with a Change in Control
Cash Severance (1)	$550,000	$225,000	$319,000	$310,000	$310,000
COBRA Payments	14,111	7,751	7,370	7,370	20,398

Total	$564,111	$232,751	$326,370	$317,370	$330,398

Termination By Company Without Cause; Qualifying Termination by Executive (In Connection with a Change in Control)
Cash Severance (1)	$550,000	$225,000	$319,000	$310,000	$310,000
COBRA Payments	14,111	7,751	7,370	7,370	20,398
Value of Accelerated Unvested Restricted Stock (2)	478,105	143,933	367,163	226,268	209,466

Total	$1,042,216	$376,684	$693,533	$543,638	$539,864

Change in Control of the Company (Regardless of Termination of Employment)
Value of Accelerated Unvested
Restricted Stock (2)	$478,105	$143,933	$367,163	$226,268	$209,466

Total	$478,105	$143,933	$367,163	$226,268	$209,466

(1)	Reflects cash severance equal to 12 months of the executive’s fiscal year 2018 annual salary.
(2)

Reflects the value of time-based restricted stock awards using the closing stock price of the Company’s common stock on February 1, 2019 ($20.39), the last trading day of our 2018 fiscal year. Pursuant to the terms of the grants of such awards, the shares become 100% vested upon a change in control of the Company.

Director Compensation Table for Fiscal Year 2018

The following table sets forth the cash and other compensation paid by the Company to the members of the board of directors of the Company for all services in all capacities during fiscal year 2018, except for Mr. Smith, who was not compensated for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
R. Edward Anderson (2)	34,667	—	34,667
John S. Lupo (3)	195,250	75,000	270,250
Brian P. Carney	118,250	75,000	193,250
Laurens M. Goff (3)	140,000	75,000	215,000
Barbara Levy	114,750	75,000	189,750
Jonathan Duskin	108,750	75,000	183,750
Margaret L. Jenkins	103,000	75,000	178,000

(1)

Reflects the grant-date fair value of 2,397 shares of restricted stock computed in accordance with FASB ASC Topic 718 based on the closing price of the Company’s common stock on the date of grant, June 6, 2018. All such shares vest on the first anniversary of the grant date. In prior years, stock awards were issued to directors in March. For fiscal 2018, the date of grant was changed to June in order to coincide with the date of the Company’s annual meeting. Consequently, the grant date value of the 2018 award was increased from $60,000 in March 2017 to $75,000 in June 2018 in order to compensate for the additional three months of service from March to June.

(2)	Mr. Anderson resigned from the Board on June 30, 2018.
(3)	Includes $24,000 for service on the CEO search committee.

The aggregate number of shares of restricted stock held by each of the non-employee directors as of February 2, 2019, was as follows: Mr. Carney, 2,397; Mr. Goff, 2,397; Mr. Lupo, 2,397; Ms. Levy, 2,397; Mr. Duskin, 2,397; and Ms. Jenkins, 2,397. Each of the grants was made pursuant to a restricted stock award agreement, a form of which is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 28, 2012. There were no awards of stock options to directors in fiscal 2018, and as of February 2, 2019, no director held any stock options.

Director Compensation

Annual Retainer. During fiscal 2018, all non-employee directors received an annual retainer fee of $84,000 (prorated for any director that served for less than the full year). We also provided the following additional annual retainers: Chairman of the Board, $100,000 (which for 2018, was prorated for the portion of the year in which Mr. Lupo served as Chairman), Lead Independent Director, $25,000 (which for 2018, was prorated for the portion of the year in which Mr. Lupo served as Lead Independent Director); Chair of the Audit Committee, $12,000; Chair of the Compensation Committee, $8,000; and Chair of the Nominating and Corporate Governance Committee, $6,000. Additionally, for the portion of the fiscal year for which he served as non-executive Chairman, Mr. Anderson received a pro-rated Chairman fee of $100,000.

Meeting Fees. Each of our non-employee directors received $2,500 for each board meeting attended and $750 for each telephonic meeting attended. We reimburse all of our non-employee directors for reasonable out-of-pocket expenses in connection with their attendance at the meetings of the board of directors and committees.

Equity Awards. In addition, each non-employee director received restricted stock awards under the 2012 Incentive Plan, as shown in the preceding “Director Compensation Table for Fiscal Year 2018.”

As noted in Footnote 2 to the Director Compensation Table, Mr. Anderson served as non-executive Chairman of the Board until his resignation in June 2018.

PROPOSAL 2:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, our stockholders have an opportunity to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers. The Company seeks your advisory vote and asks that you support the compensation of our named executive officers as disclosed in this proxy statement.

As discussed in the “Compensation Discussion and Analysis” beginning on page 20, we have designed our executive compensation program to provide market-competitive compensation that will enable us to attract and retain a talented, diverse workforce. Our compensation program emphasizes each individual’s responsibility for high achievement and provides a strong link between pay and performance on both an individual and Company level. Our compensation is designed to reward executives when the Company achieves strong financial and operational results, and likewise to provide reduced pay when financial and operating results are not as strong. We believe the 2018 compensation of our named executive officers is reflective of and consistent with that intent.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, our board of directors invites you to review carefully the “Compensation Discussion and Analysis” and the tabular and other disclosures on compensation under “Executive Compensation”, and cast a vote to approve the Company’s executive compensation programs through the following resolution:

“RESOLVED, that stockholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, policies and practices, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. The stockholders’ advisory vote will not overrule any decision made by our board of directors or the Compensation Committee or create or imply any additional fiduciary duty by our directors. Our board of directors and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

At the Annual Meeting of Stockholders on May 24, 2017, our stockholders expressed a preference that say-on-pay votes occur every year. Consistent with this preference, the Board determined to continue its policy of having say-on-pay votes every year, and the next stockholder advisory vote is expected to occur at the 2020 annual meeting of stockholders. A vote to recommend the frequency of say-on-pay votes is required every six years, and accordingly, a vote to recommend the frequency of such votes in the future will occur at the 2023 Annual Meeting.

The board of directors recommends that stockholders vote “FOR” the non-binding, advisory resolution to approve the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a Code of Business Conduct and Ethics which sets forth the Company’s policy of prohibiting participation by an employee, officer or director (or his/her family members) in any transaction that could create an actual or apparent conflict of interest with the Company. Transactions prohibited by the Code of Business Conduct and Ethics, among other things, include: conducting business or engaging in a transaction on behalf of the Company with a family member or significant other or with a company in which the person or one of their family members is a significant owner or is associated or employed in a significant role or position; an employee accepting simultaneous employment with a client, credit source, supplier, or competitor, or taking part in any activity that enhances or supports a competitor’s position; a director of the Company serving as a director of any other company that competes with the Company; and transactions in which an employee, officer or director invests in a client, credit source, supplier or competitor that compromises his or her responsibilities to the Company.

The Company’s Code of Business Conduct and Ethics requires that the Audit Committee review and approve in advance all material related party transactions or business or professional relationships that could present a conflict of interest. All instances involving potential related party transactions or such business or professional relationships must be reported to the CEO who will assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate. The Company will report all material related party transactions and such business or professional relationships under applicable accounting rules and the SEC’s rules and regulations. Any dealings with a related party will be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm’s-length basis.

In addition, the charter of the Audit Committee requires the Audit Committee to review and approve all related party transactions as defined by Item 404 of the SEC’s Regulation S-K in accordance with NASDAQ listing standards. It is also one of the responsibilities of the Nominating and Corporate Governance Committee, as set forth in its charter, to consider possible conflicts of interests of directors and any related party transactions in connection with the determination of director independence.

During fiscal 2018, the Company had no related party transactions to disclose pursuant to Item 404 of the SEC’s Regulation S-K.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of reports furnished to us, all reports required by Section 16(a) of the Exchange Act to be filed by our directors and executive officers and all beneficial owners of more than ten percent of our common stock outstanding to report transactions in our securities in fiscal 2018 were timely filed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 22, 2019, for the following persons:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•	each of our directors and named executive officers; and

•	all directors and executive officers as a group.

The table below lists applicable percentage ownership based on 12,185,237 shares of common stock outstanding as of March 22, 2019. We have determined beneficial ownership in the table in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 22, 2019, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Directors and Named Executive Officers:
Bruce D. Smith President, Chief Executive Officer and Director	114,620	*
Ivy D. Council Executive Vice President of Human Resources and Chief Compliance Officer	75,833	*
Stuart C. Clifford Senior Vice President and Chief Financial Officer	13,840	*
Brian Lattman Senior Vice President and General Merchandise Manager	15,626	*
Christina K. Short Senior Vice President and General Merchandise Manager	11,324	*
John S. Lupo Chairman of the Board	27,480	*
Brian P. Carney Director	30,739	*
Jonathan Duskin Director	489,010	4.01%
Laurens M. Goff Director	15,823	*
Margaret L. Jenkins Director	3,733	*
Barbara Levy Director	7,573	*
Directors and executive officers as a group (13 persons)	876,524	7.19%

*	Denotes less than 1%.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Class
Other Beneficial Owners:
Dimensional Fund Advisors LP (1) Building One 6300 Bee Cave Road Austin, TX 78746	1,153,066	9.46%
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	1,146,882	9.41%
AllianceBernstein L.P. (3) 1345 Avenue of the Americas New York NY 01015	1,066,606	8.75%
Paradigm Capital Management, Inc. (4) New York, NY 10055	869,700	7.14%

(1)

This information is based on a Schedule 13G/A dated as of December 31, 2018 and filed on February 8, 2019. Dimensional Fund Advisors LP (“Dimensional”) is an investment adviser and furnishes investment advice to four investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds, and as such may be deemed to be the beneficial owner of shares held by the Funds. All listed securities are owned by the Funds and Dimensional disclaims beneficial ownership of such securities. Dimensional has sole voting power with respect to 1,106,872 of the shares and sole dispositive power with respect to the listed shares.

(2)

This information is based on a Schedule 13G/A filed on February 4, 2019. The shares listed in the table are beneficially owned by the following subsidiaries of BlackRock, Inc.: BlackRock International Limited; BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company; National Association; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; and BlackRock Investment Management, LLC. BlackRock, Inc. has sole voting power with respect to 1,064,290 of the shares and sole dispositive power with respect to the listed shares.

(3)

This information is based on a Schedule 13G/A dated as of December 31, 2018 and filed on February 13, 2019. AllianceBernstein L.P. is a majority owned subsidiary of AXA Equitable Holdings, Inc. and an indirect majority owned subsidiary of AXA SA. AllianceBernstein L.P., in its capacity as an investment adviser, is deemed to have sole voting power with respect to 841,076 of the shares and sole dispositive power with respect to the listed shares.

(4)

This information is based on a Schedule 13G/A dated as of December 31, 2018 and filed on February 12, 2019. Paradigm Capital Management, Inc. is an investment adviser with sole voting and dispositive power with respect to the listed shares.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020 and further directed that the appointment of KPMG LLP be submitted for ratification by the stockholders at the annual meeting. KPMG LLP has served as our independent registered public accounting firm since fiscal 2002. We understand that a representative from KPMG LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required. However, the appointment is being submitted for ratification at the annual meeting with a view toward soliciting the stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. In determining whether to reappoint KPMG as our independent auditor, the Audit Committee considered a number of factors, including, among others, the quality of services and sufficiency of resources, the firm’s independence and objectivity, communication and interaction with the Audit Committee and management, and the reasonableness of its fees for audit and non-audit services. If the appointment of KPMG LLP is not ratified at the annual meeting, the Audit Committee will consider the engagement of another independent registered public accounting firm. The Audit Committee may terminate the engagement of KPMG LLP as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Principal Accounting Fee Information

The following table sets forth the aggregate fees paid or payable to KPMG LLP relating to the audit of our fiscal 2017 and 2018 financial statements and the fees billed to us in 2017 and 2018 by KPMG LLP for other professional services:

	Fiscal 2017	Fiscal 2018
Audit Fees (1)	$840,000	$840,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$840,000	$840,000

(1)	Audit fees include amounts billed to us related to the annual audit of our financial statements and interim reviews of the quarterly financial statements filed for fiscal 2017 and fiscal 2018.

Audit Committee Pre-Approval Policy

In accordance with the Audit Committee pre-approval policy, all audit services performed for us by our independent registered public accounting firm were pre-approved by the Audit Committee.

The Audit Committee’s pre-approval policy provides that our independent registered public accounting firm shall not provide services that have the potential to impair or appear to impair the independence of the audit role. The pre-approval policy requires our independent registered public accounting firm to provide an annual engagement letter to the Audit Committee outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee’s acceptance of and agreement with such engagement letter, the services within the scope of the proposed audit services shall be deemed pre-approved pursuant to the policy.

The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the Audit Committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter. In addition, services to be provided by our independent registered public accounting firm that are not within the category of pre-approved services must be approved by the Audit Committee prior to engagement, regardless of the service being requested or the dollar amount involved.

Requests or applications for services that require specific separate approval by the Audit Committee are required to be submitted to the Audit Committee by both management and the independent registered public accounting firm, and must include a detailed description of the services to be provided.

Our policies prohibit us from engaging the independent registered public accounting firm to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information systems design and implementation, appraisal or valuation services, or contribution-in-kind reports, actuarial services, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether our use of the independent registered public accounting firm for permitted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee is prohibited from delegating to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

The board of directors recommends that stockholders vote “FOR” ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending February 1, 2020.

OTHER BUSINESS

We know of no other matter to come before the annual meeting. However, if any other matter requiring a vote of the stockholders should arise, it is the intention of the persons named as proxies in the enclosed proxy card to vote such proxy in accordance with their best judgment.

STOCKHOLDER PROPOSALS

FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT

Any proposal or proposals by a stockholder pursuant to Rule 14a-8 of the Exchange Act intended to be included in the Company’s proxy statement and proxy card relating to the 2020 annual meeting of stockholders must be received by us no later than January 2, 2020. In addition, if you desire to bring business (including director nominations) before our 2020 annual meeting of stockholders, you must comply with the Company’s bylaws, which require that you provide written notice of such business to our Secretary at the address of our executive offices, which notice must be received no earlier than February 7, 2020 and no later than March 8, 2020. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card relating to the 2020 annual meeting of stockholders any stockholder proposal which may be omitted from the proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

Notices of intention to present proposals at the 2020 annual meeting should be addressed to the Company, Attention: Secretary, 104 Coleman Boulevard, Savannah, Georgia 31408.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended February 2, 2019, as filed with the SEC, accompanies this proxy statement. A copy of the Annual Report is available, without charge, upon written request directed to our Secretary at the corporate address set forth above.

ANNUAL MEETING OF STOCKHOLDERS OF

CITI TRENDS, INC.

June 6, 2019

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material, statements and other eligible documents online, while reducing costs, clutter and

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card, and the 2018 Annual Report for Citi Trends, Inc.

are available at http://ir.cititrends.com/annual-meeting-materials

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1

AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Brian P. Carney, Barbara Levy and Peter Sachse to serve as directors:

		FOR	AGAINST	ABSTAIN
	Brian P. Carney	☐	☐	☐

	Barbara Levy	☐	☐	☐

	Peter Sachse	☐	☐	☐

	2. An advisory vote to approve, on a non-binding basis, the compensation of our named executive officers as set forth in the proxy statement;	☐	☐	☐

	3. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2020;	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned stockholder(s) in items 1, 2 and 3 herein. If this card contains no specific voting instructions, the shares will be voted FOR each of the director nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FURNISHED IN CONNECTION THEREWITH, AND HEREBY RATIFIES ALL THAT SAID PROXIES MAY DO BY VIRTUE HEREOF.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CITI TRENDS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints Bruce D. Smith and Stuart C. Clifford, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of Citi Trends, Inc. to be held on June 6, 2019 and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)